UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Vignette Corporation

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VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

April 16, 2007

TO THE STOCKHOLDERS OF VIGNETTE CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Vignette Corporation (“Vignette“ or the “Company”), which will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 25, 2007, at 9:00 A.M., Central Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. Returning the proxy, voting telephonically or via the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Michael A. Aviles

Michael A. Aviles
President, Chief Executive Officer and Director

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 25, 2007

The Annual Meeting of Stockholders (the “Annual Meeting”) of Vignette Corporation (the “Company”) will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 25, 2007, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect two directors of the Board of Directors to serve until the 2010 Annual Meeting or until a successor(s) has been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 2, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 1301 South MoPac Expressway, Austin, Texas, 78746 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bryce M. Johnson

Bryce M. Johnson
Secretary

Austin, Texas

April 16, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held May 25, 2007

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Vignette Corporation, a Delaware corporation, for the Annual Meeting to be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 25, 2007, at 9:00 A.M., Central Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 16, 2007.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 2, 2007, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 28,716,758 shares of Common Stock outstanding. Each stockholder of record on April 2, 2007 is entitled to one vote for each share of Common Stock held by such stockholder on April 2, 2007. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections, appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1. Each Director is elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, for the fiscal year ending December 31, 2007, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the proxy by using the enclosed envelope, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. You may also vote telephonically or by using the Internet. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail, electronic mail, or telephone.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas, 78746, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has authorized nine (9) directors. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2009 Annual Meeting; Class II, whose term will expire at the 2007 Annual Meeting; and Class III, whose term will expire at the 2008 Annual Meeting. At the 2007 Annual Meeting, two directors will be elected to serve until the Annual Meeting to be held in 2010 or until his or her respective successor is elected and qualified. The Board of Directors has selected Mr. Aviles, and Mr. Lambert as the nominees for Class II. The nominees for the Board of Directors are currently directors of the Company and are set forth below. In the absence of specific shareholder instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, in absence of specific shareholder instructions, the proxy holders intend to vote all proxies received by them for the nominees listed below.

Set forth below is information regarding each nominee, including his or her age as of March 31, 2007, his positions and offices held with the Company and certain biographical information:

Nominee	Age	Positions and Offices Held with the Company

Michael A. Aviles (1).	46	President, Chief Executive Officer and Director

Michael D. Lambert (2)(3)	60	Director, Chairman Compensation Committee

(1)	Member of the Stock Option Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Set forth below is information regarding the continuing directors of the Company, including their ages as of March 31, 2007, their positions and offices held with the Company and certain biographical information.

Continuing Directors	Age	Positions and Offices Held with the Company

Henry DeNero (1)	61	Director, Chairman Nominating and Corporate Governance Committee

Jeffrey S. Hawn(2)(3)	43	Director, Chairman Audit Committee

Jan H. Lindelow (2)	61	Chairman of the Board, Director

Kathleen Earley (1)(3)	55	Director

Joseph M. Grant (3)	68	Director

(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee

Michael A. Aviles was appointed President and Chief Executive Officer in February 2006 and serves as a Class II director. Prior to joining the Company, Mr. Aviles served as Chairman, President and Chief Executive Officer of Activant Solutions, Inc., a provider of software and information services to the automotive aftermarket, hardware and lumber industries, from July 2002 to October 2004 and as President and Chief Operating officer of Activant from June 1999 to July 2002. From 1996 to 1998, Aviles served as president and CEO of Foster Grant Group, a marketer and distributor of consumer eyewear. From 1990 to 1996 he held the roles of Vice President of Strategic Development, Vice President of Merchandising and Distribution, and Vice President, General Manager, Superstores at FOOTACTION USA, an athletic specialty retailer. Aviles began his career as a Certified Public Accountant with KPMG Peat Marwick. Aviles received his Master of Business Administration from the Stanford University Graduate School of Business and has a Bachelor of Business Administration from Pace University.

Henry T. DeNero joined the Vignette Board of Directors in January 2005 and serves as a Class III director. Mr. DeNero was formerly Executive Vice President of First Data Corporation, a computer services company focusing on financial and transaction processing markets and Vice-Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation). Mr. DeNero's experience also includes tenure as Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business that was sold to LendingTree, Inc. Prior to joining Dayton Hudson in 1992, Mr. DeNero was a Senior Partner with the management consulting firm McKinsey & Company. An independent management consultant, Mr. DeNero currently serves on the boards of Western Digital Corp. and THQ Inc.. Mr. DeNero received his Bachelor of Arts from Amherst College and his Master of Business Administration from Stanford Graduate School of Business.

Jeffrey S. Hawn has served as a director of Vignette since November 2001 and serves as a Class III director. Effective May 2005, Mr. Hawn became the Chairman and CEO of Attachmate WRQ, a privately held enterprise software company. Mr. Hawn was Chairman of WRQ from December 2004 to May 2005. Mr. Hawn joined JMI Inc., a private equity firm based in San Diego, CA in March 2004 and remains an Operating Partner. Mr. Hawn served as Senior Vice President, Operations for BMC Software, Inc., from January 2002 to March 2004, where he was responsible for overseeing the finance, corporate planning and development, and information technology and business operations. Mr. Hawn served as Senior Vice President, BMC Ventures through January 2002, where he was responsible for identifying, developing and managing BMC’s emerging technologies and new business opportunities. Mr. Hawn also serves on the board of directors of Pervasive Software. Mr. Hawn received his Master of Business Administration degree from The University of Texas at Austin and his Bachelor of Science degree in Mechanical Engineering from Southern Methodist University. From 1990 to 2000, Mr. Hawn was employed by McKinsey & Company, a global consulting firm, where he was a partner from 1995 to 2000.

Kathleen Earley joined the Vignette Board of Directors in May 2004 and serves as a Class I director. Ms. Earley is currently President and Chief Operating Officer of TriZetto, a healthcare software company. Ms. Earley was Senior Vice President and Chief Marketing Officer at AT&T, a position in which she had responsibility for all AT&T business-related brand, image, advertising and marketing strategy. Previously, Ms. Earley was president of AT&T Data and Internet Services and retired from AT&T in June 2002 after eight years of service with the company. She is currently a member of the board of directors of Digital Realty Trust, and one private company. Ms. Earley has a Bachelor of Science degree in accounting and a Masters of Business Administration in finance from the University of California, Berkeley. She was formerly on the board of directors of Computer Network Technology, Standard Microsystems Corporation and Blue Sky Productions as well as the Hewlett Packard Global Advisory Board.

Joseph M. Grant has served as a director at Vignette since October 2003 and serves as a Class I director. Mr. Grant has served as Chairman and Chief Executive Officer of Texas Capital Bancshares Inc. since 1998 as well as chairman of Texas Capital Bank and its Internet division, BankDirect. From 1990 to 1998, Mr. Grant was Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation (EDS), an outsourcing services firm. Mr. Grant earned a Master of Business Administration and a doctorate in finance and economics from The University of Texas and his Bachelor of Business degree from Southern Methodist University. Mr. Grant serves on the board of directors of KERA, M.D. Anderson Cancer Center, Southern Methodist University's Tate Lecture Series, Communities Foundation of Texas, Wingate Partners, and Chaparral Steel.

Michael D. Lambert has served as a director since September 2002 and serves as a Class II director. Most recently, Mr. Lambert served as Senior Vice President of the Enterprise Systems Group at Dell Computer Corporation and as a member of a six-man operating committee reporting to the Office of Chairman. Prior to joining Dell, he served as Vice President of Sales and Marketing for Compaq. Mr. Lambert also served as Vice President and General Manager for the Large Computer Products division at NCR/AT&T Corp, where he spent more than 16 years serving in various senior-level roles in product management, sales and software engineering. In addition to the Vignette Board of Directors, Mr. Lambert serves on the boards of directors of Western Digital Corp.. Mr. Lambert received his Bachelor of Sciences degree in business from The University of Kentucky.

Jan H. Lindelow has served as a director of Vignette since October 2002 and as Chairman of the Board since August 2005 and serves as a Class I director. Mr. Lindelow is an active board member of several enterprises, primarily in the high technology industry. Mr. Lindelow joined Tivoli, a unit of the IBM Software Group in June 1997 and served as Chairman and Chief Executive Officer of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. From 1994 to1995, Mr. Lindelow was president and Chief Operating Officer of Symbol Technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a worldwide company delivering power and automation technologies from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company during which time he spearheaded the company’s entry into UNIX and other open markets. Mr. Lindelow joined Unisys/Sperry in his native Sweden where he subsequently became President of Sperry’s Nordic Group. Mr. Lindelow earned a Masters of Science in engineering from the Royal

Institute of Technology in Stockholm, Sweden. Mr. Lindelow serves on the board of directors for Active Power and a number of private companies.

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2006, the Board of Directors held nine (9) meetings and acted by unanimous written consent in lieu of a meeting on no occasions. For the fiscal year, each of the directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Stock Option Committee.

During the fiscal year ended December 31, 2006, the Audit Committee of the Board of Directors held eight (8) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, fees to be paid to the Company’s accountants, the performance of the Company’s accountants and the accounting practices of the Company. The members of the Audit Committee are Mr. Hawn, Mr. Grant and Ms. Earley.

During the fiscal year ended December 31, 2006, the Compensation Committee of the Board of Directors held seven (7) meetings as well and acted by written consent in lieu of a meeting on five (5) occasions. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1999 Equity Incentive Plan and the 1999 Supplemental Stock Option Plan. The members of the Compensation Committee are Messrs. Lambert, Lindelow and Hawn.

During the fiscal year ended December 31, 2006, the Stock Option Committee of the Board of Directors acted by written consent in lieu of a meeting on six (6) occasions. The Stock Option Committee approves stock option grants to employees and consultants of the Company who are not officers up to a maximum number of shares set by the Board of Directors. Mr. Hogan was the sole member of the Stock Option Committee until February 2006 at which time Mr. Aviles replaced Mr. Hogan.

The Nominating and Corporate Governance Committee selects candidates for open Board of Directors positions, provides succession planning for the Chairman and Chief Executive Officer positions, and conducts performance reviews for the Chief Executive Officer and other members of the Board. The Nominating and Corporate Governance Committee held three (3) meetings. There are certain minimum qualifications for Board members that Director candidates should possess, including issues of character, judgment, diversity, age, expertise, corporate experience, length of service, and other commitments. Other factors that are considered include meeting applicable independence standards for directors (where independence is required) as defined in Rule 4200 of the NASDAQ Stock Market, Inc., and absence of conflicts of interest. The Nominating and Corporate Governance Committee may modify minimum qualifications from time to time, as it deems necessary and/or appropriate.

In performing these duties to identify and recommend candidates to fill new positions or vacancies on the Board, the Committee has the authority to retain and terminate any search firm used to identify Board candidates and also has the authority to approve the search firm’s fees and other retention terms.

The Nominating and Corporate Governance Committee will consider nominees recommended by Company stockholders, and will consider other business proposed by Company Stockholders provided that such recommendations are submitted to the Company not more than 90 days and no less than 60 days prior to the first anniversary of the preceding year’s annual meeting. Such notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made the name and address of the stockholder as appearing on the Company’s books and of such beneficial owner and the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such beneficial owner. The Nominating and Corporate Governance Committee consists of Mr. DeNero, Mr. Lambert, and Ms. Earley.

The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.vignette.com and can be found at Appendix A of this proxy statement. You will find the charters of the Audit Committee, Nominating and Corporate Governance Committee, and the charters of all of our other Board committees under the Investor Relations heading. All non-employee committee members are Independent under the standards established by the NASDAQ exchange.

Statement on Corporate Governance

The Company’s management has reviewed internally and has reviewed with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NASDAQ Global Market’s (“NASDAQ”) corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. We have amended the charter of our Audit Committee and created the Nominating and Corporate Governance Committee charter to comply with the new rules and standards. You can access our committee charters free of charge on our website at www.vignette.com or by writing to us at Vignette Corporation 1301 South MoPac Expressway, Austin, Texas 78746 Attn: Investor Relations. We encourage, but do not require, our Board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting. We have adopted the following standards for director independence in compliance with the NASDAQ corporate governance listing standards:

•

No director qualifies as “independent” if such person has a relationship, which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•

A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is, an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•

A director who accepts, or whose immediate family member accepts, more than $60,000 per year in compensation from us or any of our subsidiaries, other than certain permitted payments such as compensation for board or board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 per year in such compensation;

•

A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization in which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•

A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•

A director who is, or who has a family member who is, a current partner of our outside auditor or was a partner or employee of our outside auditor who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Stockholder Communications with Directors

The Company provides for a process for stockholders to communicate with the Board. Stockholders may send written communications to the attention of the Board, specific Board member or committee, in care of Vignette Corporation, Attention: Bryce M. Johnson, Secretary, 1301 South MoPac Expressway, Austin, Texas 78746.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or the “Committee”) has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and certain other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and key employees each fiscal year.

For the 2006 fiscal year, the process utilized by the Committee in determining executive officer compensation levels other than cash bonuses was based on competitive market data and the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers and compensation data from comparable companies provided by various independent sources and consultants.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) that appears below and approves the inclusion of the CD&A in this Definitive Form 14A and incorporation by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Compensation Committee

Michael Lambert

Jeffrey S. Hawn

Jan H. Lindelow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in May 1998 and the members of the Compensation Committee are Messrs. Hawn, Lambert and Lindelow. None of these individuals were at any time during 2006, or at any other time, an officer or employee of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation and benefits program aims to encourage our management team to continually pursue our strategic opportunities while effectively managing the risks and challenges inherent to the enterprise software industry. Specifically, we have created a compensation package that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions we believe are most appropriate to provide incentive and reward our senior management for achieving the following goals:

•	foster a highly creative and execution focused team whose participants understand and share our business objectives and ethical and cultural values;

•	lead the Company by demonstrating forward thinking in the development and commercialization of software solutions that forge new markets and enhance our position within the installed base;

•	control the multiple dimensions of our business, from research and development, through client implementations and all aspects of operations in order to maximize the value of each dollar deployed; and

•	deploy our resources for maximum benefit to our stockholders.

Our executive compensation program not only aims to be competitive in our industry, but also to be fair relative to compensation paid to our other executives, relative to our short and long-term performance and relative to the value we deliver to our stockholders. As we continually develop our compensation approach, we seek to implement an approach that rewards our executives when we achieve our goals and objectives. At the same time, we align the risks of our executives with the downside to our stockholders, if such executive’s decisions result in poor performance and our goals and objectives are not achieved. We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. We evaluate and reward our executives based on their contribution to the achievement of short and longer term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

Role of Our Compensation Committee

Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and who meet the independence requirements of the Nasdaq Global Market. Our Compensation Committee is comprised of Michael Lambert, Jeff Hawn, and Jan Lindelow, and is chaired by Michael Lambert.

The Compensation Committee has the exclusive authority to establish the level of base salary payable to our executives including specifically our Chief Executive Officer, and to administer our 1999 Equity Incentive Plan and our Employee Stock Purchase Plan. In addition, the Compensation Committee has the responsibility for approving the individual bonus programs to be in effect for our CEO and other executives for each fiscal year.

The Compensation committee operates under a charter adopted by our Board. A copy of the charter is available at www.vignette.com.

The Compensation Committee also reviews and makes recommendations to our Board to ensure that all of the other aspects of our compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines. Our executives’ base salary, target annual bonus levels and target annual long-term incentive award values are set at competitive levels, with the opportunity to earn above-market pay for above-market performance as measured against our peer group of companies.

Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:

•

engaged and directed Towers Perrin, Inc., as our independent executive compensation and benefits consultant, to assess the competitiveness of our overall executive compensation and benefits program, and provide a high level review of our 1999 Equity Incentive Plan;

•

with the assistance of Towers Perrin, Inc., developed appropriate executive compensation structures based on targeting a competitive level of pay as measured against our peer group (see discussion under “Compensation Discussion and Analysis — Competitive Market Review”);

•	maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer independent of input from him;

•

reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined we what believe to be appropriate total compensation based on competitive levels as measured against our peer group (see discussion under “Compensation Discussion and Analysis — Competitive Market Review”); and

•	maintained the practice of holding executive sessions (without management present) at Compensation Committee meetings.

COMPONENTS OF OUR COMPENSATION PROGRAM

General Compensation Policy

Our performance-driven compensation program consists of five components: base salary, annual cash bonuses, long-term incentives, benefits and severance/termination protection.

We utilize short term compensation, including base salary, annual adjustments to base salary and cash bonuses, to motivate and reward our key executives in accordance with our Executive Bonus Plan. Our Compensation Committee has established this program to set and refine management objectives, and to measure performance against those objectives. The Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance.

Base Salary

The base salary for each executive officer is based on general market levels and personal performance. Each individual’s base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

The base salary of our named executive group is reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual merit increase budget before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine increases. Generally, any adjustments to executive salaries occur during the first quarter of each year.

Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. In establishing the 2006 base salaries of the named executive officers, our Compensation Committee and management took into account a number of factors, including the executive’s seniority, position and functional role, level of responsibility and, to the extent such individual was employed by us for at least the prior six months, his or her accomplishments against personal and group objectives. In establishing the base salary for newly hired personnel, we considered the base salary of the individual at his prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join our Company. In addition, we considered the competitive market for corresponding positions within our industry. Base salaries for our senior executives are generally positioned between the 50th - 75th percentiles versus our peer group. We target the individual’s base pay within a range from fifty percent to seventy five percent of total target compensation.

Cash Bonuses

Each executive officer has an established cash bonus target based on the achievement of semi- annual targets. Each officer is eligible to earn up to 150% of their annual target bonus. If a bonus is earned, it has been paid on a semi-annual basis following the close of the second quarter and fourth quarter. The funding of bonuses for executive officers is made on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and personal objectives established for each executive. Actual bonuses paid reflect a combination of corporate achievement of key revenue and income objectives and an individual's accomplishment of both corporate and functional objectives and are based on a percentage of the individual's incentive bonus target. The financial goals set for the 2006 fiscal year bonuses were based on the achievement of semi-annual revenue and net income targets. The Company met most, but not all of its revenue and net income targets in 2006. Consequently, the bonuses paid to the executives averaged 85% of target. Each year, the annual incentive plan is reevaluated and new performance targets are established reflecting the Company's business plan and financial goals. For 2007, the Executive Performance Bonus will be funded based on the same metrics used to fund the Corporate Bonus Plan and payouts will occur quarterly consistent with the payouts to other employees. The Corporate Bonus Plan covers the non-revenue generating employees of the company. Under this approach, the bonus funding for the executive officers will be aligned with all non-revenue generating employees in the company.

Long-Term Incentive Compensation

We believe that an important component of our total compensation program is an effective equity incentive plan that provides alignment of the interests of our executive officers and those of our shareholders. The equity compensation program consists of both stock options and restricted stock. Generally, a significant stock grant is made in the year that an executive officer commences employment. The initial option and restricted stock grant made to each executive officer upon joining the Company is primarily based on competitive conditions applicable to the executive’s specific position. Subsequent stock grants may be made at varying times and in varying amounts at the discretion of the Committee. Equity awards are not granted automatically to our executives. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options and restricted stock held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.

Each stock option grant allows the executive to acquire shares of the Company’s common stock at a fixed price per share over a specified period of time. The option vests in periodic installments over a one to four year period, contingent upon the executive’s continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s common stock appreciates over the option term.

Practices Regarding the Grant of Stock Options and Other Equity-based Awards

We generally consider grants to our executives on a once –a-year basis. Accordingly, the Compensation Committee makes all such grants of stock options or other equity –based awards to our executives on regularly scheduled dates. The Compensation Committee retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new executive, for retention purposes or otherwise. We do not have any program, plan or practice to time or ad-hoc grants of stock options or other equity awards in coordination with the release of material non-public information or otherwise.

All stock option grants made to our executives are made pursuant to our 1999 Equity Incentive Plan and 1999 Supplemental Stock Option Plan with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 1999 Equity Incentive Plan and 1999 Supplemental Stock Option Plan to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding stock options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date.

We use a number of methodologies to make external comparisons when we set the number of options to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant using a Black-Scholes valuation for equity awards that is consistent with SFAS 123(R);

•	the number of option shares granted by position; and

•	the number of option shares granted by position as a percentage of total option shares granted and of total common shares outstanding.

On a total Company basis, we evaluate our overall equity program on the basis of:

•	competitive Market Data

•	total value transfer;

•	total stock options granted on average per employee; and

•	equity overhang.

We believe these comparisons provide important additional context for setting and comparing the competitive level of our equity based compensation practices versus the market.

During 2006, our Board granted stock options based upon the recommendations of our Compensation Committee. These grants were generally made during regularly scheduled Board meetings.

Performance Evaluation

Clear performance evaluation is necessary to effectively administer the components of our compensation programs. We have implemented a performance review process with the objective of measuring and providing feedback on the following categories of individual performance:

•	delivery of results against our corporate goals;

•	achievement of individual objectives established during the prior review;

•	assessment of professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and team accomplishment; and

•	knowledge, skills and attitude, focusing on capabilities, capacity and willingness to learn.

We balance individual and company-wide goals and achievements. On an individual level, we set clearly defined goals for each member of our executive team, focusing on the categories mentioned above,

with an emphasis on quantifiable and achievable goals. Our process is participatory, rather than dictatorial; we engage in a collaborative process with each executive to define his or her personal objectives, as well as those of the business unit for which the executive is responsible. Each executive participates in establishing the objectives of our company as a whole, and offers his or her views as to the goals of each other business unit, insofar as those goals impact the individual executive’s own organization and our company overall. Similarly, our executives are asked to provide feedback not only on their own performance and that of their particular business unit, but also of other business units and our entire organization. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

We evaluate each executive officer twice each year based on the achievement of Company goals and objectives, departmental or functional area goals and individual performance objectives. At the mid-year review, we review the performance objectives and the progress being made toward their achievement as well as the executive’s overall ongoing performance. At the end of the year, we review final results versus objectives and begin discussions regarding performance objectives for the next fiscal year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual performance bonus and equity-based awards. Our annual performance awards are used to reward the achievement of annual objectives and our equity-based awards are used to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy.

Our executive officers’ total compensation may vary significantly year to year based on Company, functional area and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

Benefits

We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Short-and long-term disability;

•	Flexible Spending Accounts; and

•	401(k) plan.

Executive Wellness

In addition to these benefit programs, we provide an executive wellness physical. Each executive officer is eligible to participate in an executive physical every 24 months. We recognize the stress that comes with an executive officer’s role. This program provides our executive officer with an opportunity to have a comprehensive examination that focuses on both current health risks and proactive steps to maintain good health. We believe it is in the best interests of the executive officer and the shareholders that our executive team is healthy and performing at their physical best.

Severance Compensation & Termination Protection

We have entered into employment agreements with our executive officers, including our Chief Executive Officer and other named executive officers. These agreements are described in more detail in the narrative disclosure to the summary compensation table below. In some cases, these agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination for good reason, each as is defined in the agreements.

Where Applicable, the employment agreements between our Company and our senior executives and the related severance compensation provisions are designed to meet the following objectives:

•

Change in Control: As part of our normal course of business, we engage in discussions with other software companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established software companies consider us as a potential acquisition target. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation (i.e. the acceleration of vesting for any options not yet vested) if an executive is terminated as a result of a change of control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•

Termination without Cause or Resignation for Good Reason: If we terminate the employment of a senior executive “without cause” or the executive resigns for “good reason”, each as defined in the applicable agreement, we are obligated to continue to pay the base salary for a period of time specified in the executive officer’s employment agreement. We believe this is appropriate because the terminated executive is bound by confidentiality and non-compete provisions covering one year after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

These arrangements and potential post-employment termination compensation payments are described in more detail in the narrative disclosure to the summary compensation table below.

Competitive Market Review

Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large and established technology and software companies. We draw upon a market that is national, and in some cases international.

We believe we have competitive advantages in our ability to offer significant upside potential through stock options and other equity instruments. Nonetheless, we must recognize market cash compensation levels and satisfy the day to day financial requirements of our candidates through competitive base salaries and cash bonuses. We also compete on the basis of our vision of future success; our culture and company values; the cohesiveness and productivity of our teams; and the excellence of our products and the strong reputation of our clients. In all of these areas, we compete with other established and emerging enterprise software companies. In order to succeed in attracting “best of breed” executives, we continuously draw upon market surveys provided through industry leaders in our technology space.

Defining the Market

For 2006, we used three market references to compare our executive total compensation practices and levels to those in the market:

•	ChiPS Executive and Senior Management Compensation Survey Report provided by Clark Consulting — A national survey that provides executive compensation levels and practices for software companies.

•

Select group of competitor companies — Towers Perrin provided an analysis of specific competitor company compensation information developed through the analysis of proxy statements. This information was specifically provided for the recruitment and selection of Mike Aviles, CEO.

•	Radford Executive Compensation Report by Aon Consulting — A national survey that provides executive compensation levels and practices for software companies.

Determining Market Levels and Specific Comparisons

We compare our practices and levels by each compensation component, by total annual direct compensation (including target annual incentive opportunity) and by total direct compensation including equity compensation components. The competitive comparisons made in this process are used to determine our approximate position relative to the appropriate market benchmark by compensation component and in total.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn above-market pay for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity. For 2006, the total compensation paid to the named executive officers generally is expected to fall between 50th and 75th percentile of total compensation paid to executives holding equivalent positions in our peer group of companies. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and stockholder return. We also believe that the total compensation was reasonable in the aggregate. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

The competitive posture of our total annual direct compensation versus the market benchmarks will vary year to year based on Company, department/functional area and individual performance,. We believe our target total annual direct compensation is generally positioned at approximately 50th to 75th percentile of our market.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our growth and development as a company. Accordingly, the specific direction, emphasis and components of our executive compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Grants (123R Value expensed in current year $) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Aviles, Michael	2006	318,461	0	465,208	451,328	360,000	0	131	1,595,128
Current CEO
Hogan, Thomas	2006	53,846	0	40,201	10,124	0	0	5,069	109,240
Former CEO
Kelly, T. Patrick	2006	115,385	5,000	43,368	52,150	93,750	0	0	309,653
Current CFO
Sansbury, Charles	2006	163,461	0	14,062	6,130	21,875	0	419	205,947
Former CFO
Johnson, Bryce	2006	250,000	15,000	14,062	45,637	115,625	0	899	441,223
SVP, General Counsel
Brunnick, Leo	2006	222,885	15,000	14,062	33,528	92,500	0	10,565	388,540
SVP, Products and Marketing
Wiley, Gayle	2006	215,000	20,000	0	88,020	55,500	0	0	378,520
SVP, Global HR
Warnock, Lawrence	2006	328,846	0	0	55,458	55,833	0	471	440,608
Former VP-Global Marketing
Crean, David	2006	378,823	0	0	511	24,063	0	1,273	404,670
Former VP Healthcare

Narrative Disclosure to the Summary Compensation Table

We entered into an offer letter agreement dated February 10, 2006 with Michael Aviles, our President and Chief Executive Officer. The agreement provided a base salary of $360,000, eligibility for an annual bonus target amount of at least 100% of his base salary up to a maximum potential payout of no less than150% of his base salary, the grant of an option to purchase 300,000 shares and the grant of 100,000 shares of restricted stock. Additional information on these grants is provided in the 2006 Grants of Plan Based Awards table below. Mr. Aviles’ compensation for fiscal year 2006 is set forth in the summary compensation table.

In the event Mr. Aviles is terminated by the Company without cause or Mr. Aviles resigns for good reason, then Mr. Aviles will receive severance payments in the amount of twelve months of his base salary, plus the amount of the bonus he was paid for the 12 months prior to the termination date. In addition, in the event Mr. Aviles is terminated by the Company without cause or Mr. Aviles resigns for good reason, then (i) the vesting of the Options will accelerate as though Mr. Aviles had completed one additional year of service with the Company; provided, however, that no more than an additional 25% of the unvested options at the time of such termination shall vest pursuant to this acceleration and (ii) the Restricted Stock will accelerate as follows: 25% of the total number of shares granted in the event such termination occurs after the first anniversary of employment but prior to the second anniversary and 50% of such total number of shares granted in the event such termination occurs after the second anniversary of employment but prior to the third anniversary.

On June 19, 2006 we entered into an offer letter agreement with T. Patrick Kelly, our Chief Financial Officer. The agreement provided a base salary of $250,000 and eligibility to participate in an executive performance bonus plan with an annual target amount of $125,000. Mr. Kelly was granted an option to purchase 100,000 shares and 25,000 shares of restricted stock. Additional information on these grants is provided in the 2006 Grants of Plan Based Awards table below. In the event Mr. Kelly is terminated by the Company without cause or for good reason, then Mr. Kelly will receive severance payments in the amount of twelve months of his base salary.

On December 31, 2006 the company entered into a severance agreement with Larry Warnock, former Vice President and Chief Marketing Officer. Under the agreement, Mr. Warnock is to receive twenty four weeks of his base which is equal to $103,846 and is included in his salary above. The vesting on Mr. Warnock’s stock options and restricted stock grants ceased as of December 31, 2006 and he had 90 days from that date to exercise any options in which he was vested.

On October 5, 2000 the Company entered into an offer letter agreement with Bryce Johnson, our Senior Vice President, Secretary and General Counsel. The agreement was modified to provide a base salary of $250,000 per year and eligibility to participate in an executive performance bonus with an annual target of $125,000. Mr. Johnson was granted 3,968 restricted shares which have been exercised and listed in the 2006 Option Exercises and Stock vested table below. In addition, during his tenure at Vignette Mr. Johnson has been granted options to purchase a total of 180,583 shares, all of which are outstanding and 164,743 are exercisable as of December 31, 2006. Additional information is provided in the 2006 Outstanding Equity Awards table below.

On October 7, 1999 the Company entered into an offer letter agreement with Leo Brunnick, our Senior Vice President for Products and Marketing. On February 1, 2006 that agreement was modified to provide a base salary of $225,000 and eligibility to participate in an executive performance bonus plan with an annual target amount of $ 100,000. In addition, during his tenure at Vignette Mr. Brunnick has been granted options to purchase a total of 68,189 shares of which 48,357 are outstanding and 37,726 are exercisable as of December 31, 2006. Additional information is provided in the 2006 Outstanding Equity Awards table below.

On September 28, 2005 the Company entered into an offer letter agreement with Gayle Wiley, our Senior Vice President for Global Human Resources. The agreement provided a base salary of $215,000 and the eligibility to participate in an executive performance bonus plan with an annual target of $60,000. Ms. Wiley was granted an option to purchase 25,000 shares of which all are outstanding and 7,812 options are exercisable as of December 31, 2006. Additional information is provided in the 2006 Outstanding Equity

Awards table below. In the event that Ms. Wiley is terminated without cause or for good reason she will receive severance payments equivalent to four months base salary.

On August 2, 2006 the Company and David Crean, the former VP of Healthcare, entered into a severance agreement (“Crean Agreement”) pursuant to which the Company will continue to pay Mr. Crean his current base salary for a period of 39 weeks beginning August [15], 2006 (the “Severance Period”). In the event Mr. Crean is rehired by the Company or hired by any other employer at any time during the Severance Period, the Company’s obligations to continue to pay Mr. Crean his current base salary will cease as of the effective date of such rehire or hire. In the event Mr. Crean is hired by another employer during the Severance Period, the Company will pay Mr. Crean a lump sum payment determined as follows: (a) $30,000 multiplied by (b) the number of weeks remaining in the Severance Period divided by 39. The vesting of Mr Crean’s stock option and restricted stock grants ended on August 15, 2006 and he had 90 days in which to exercise any options in which he is vested. The Company further agreed to pay Mr. Crean for all current accrued but unused vacation time, less all applicable withholdings. Finally, the Company agreed to pay to Mr. Crean his Executive Performance Bonus for the first half of 2006 and this amount is included in column “g” above

On September 20, 2006, Vignette Corporation (the “Company”) entered into an agreement ( “Brunnick Agreement”) with Leo Brunnick, Senior Vice President for Product and Marketing, to reimburse Mr. Brunnick for certain commuting expenses between his personal residence in El Paso, Texas and his work location Austin, Texas. Pursuant to the Brunnick Agreement, the Company agreed to reimburse Mr. Brunnick for actual and reasonable commuting expenses during the period from August 7, 2006 until December 31, 2006, up to a maximum of $13,500. All commuting expenses to be reimbursed pursuant to the Brunnick Agreement are subject to the Company’s travel policy and will include coach airfare or mileage, accommodation, meals and transportation. The Company paid approximately $10,000 under the agreement for fiscal 2006 and is included in column “I” above.

2006 GRANTS OF PLAN BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Aviles, Michael	2/13/2006							100,000		$0.00 per share
Current CEO										Closing Fair Market on Grant Date equaled $15.95.

Aviles, Michael	2/13/2006								300,000	$15.95 per share
Current CEO										Exercise Price equals Closing Fair Market on Grant Date.

Kelly, T. Patrick	8/1/2006							25,000		$0.00 per share
Current CFO										Closing Fair Market on Grant Date equaled $12.49

Kelly, T. Patrick	8/1/2006								100,000	$12.49 per share
Current CFO										Exercise Price equals Closing Fair Market on Grant Date.

Narrative to the Grants of Plan Based Awards Table

This table reflects grants awarded during the 2006 fiscal year. Only two Named Executive Officers (“NEOs”) (Mr. Aviles and Mr. Kelly) received 2006 grants. All grants reflected in the table were awarded under the Vignette Corporation 1999 Equity Incentive Plan. Columns C thru H refer to performance based vesting awards that are not applicable for the grants presented.

2006 OUTSTANDING EQUITY AWARDS

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) Per Share (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Aviles, Michael								100,000	(1)	$1,707,000	(2)	—	—
Current CEO
Aviles, Michael	—		300,000	(3)	—	$15.95	2/13/2014
Current CEO
Kelly, T. Patrick								25,000	(4)	$42,6750	(5)	—	—
Current CFO
Kelly, T. Patrick	—		100,000	(6)	—	$12.49	8/1/2014
Current CFO
Warnock, Lawrence	8,750	(7)	0		—	$17.22	3/31/2006
Former VP-Global Marketing
Johnson, Bryce	55,000	(8)	0		—	$77.50	12/4/2008
SVP, General Counsel
Johnson, Bryce	583	(9)	0		—	$33.90	3/22/2010
SVP, General Counsel

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) Per Share (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Johnson, Bryce	30,000	(10)	0	—	$34.40	3/29/2010
SVP, General Counsel
Johnson, Bryce	30,000	(11)	0	—	$8.30	9/17/2010
SVP, General Counsel
Johnson, Bryce	35,000	(12)	0	—	$22.00	2/24/2012
SVP, General Counsel
Johnson, Bryce	7,500	(13)	2,500	—	$12.20	9/10/2012
SVP, General Counsel
Johnson, Bryce	6,660	(14)	13,340	—	$12.60	1/18/2010
SVP, General Counsel
Wiley, Gayle	7,812	(15)	17,188	—	$15.46	10/7/2013
SVP, Global HR
Brunnick, Leo	2,500	(16)	0	—	$40.50	10/19/2009
SVP, Products & Marketing
Brunnick, Leo	4,000	(17)	0	—	$40.00	10/24/2009
SVP, Products & Marketing
Brunnick, Leo	325	(18)	0	—	$28.00	3/22/2010
SVP, Products& Marketing

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) Per Share (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Brunnick, Leo	7,500	(19)	0	—	$8.30	9/3/2010
SVP, Products & Marketing
Brunnick, Leo	9,446	(20)	586	—	$12.70	9/28/2012
SVP, Products & Marketing
Brunnick, Leo	7,500	(21)	2,500	—	$11.10	10/8/2012
SVP, Products & Marketing
Brunnick, Leo	3,125	(22)	1,875	—	$11.10	10/8/2012
SVP, Products & Marketing
Brunnick, Leo	3,330	(23)	6,670	—	$12.60	1/18/2010
SVP, Products & Marketing

Footnotes:

(1)	Mr. Aviles’ restricted stock award shares are subject to continuous service and 3 year vesting conditions; 100% of the shares subject to this award shall vest on 13-February-2009. In the event Mr. Aviles is terminated by the Company without cause or Mr. Aviles resigns for good reason, then the vesting of the restricted stock award shall accelerate as follows: in the event such termination occurs after the first anniversary of employment but prior to the second anniversary, 25% of the total number of shares granted shall vest; in the event such termination occurs after the second anniversary of employment but prior to the third anniversary, 50% of the total number of shares granted shall vest.

(2)	Based on a Fair Market value of $17.07 on 29-December-2006.

(3)	Mr. Aviles’ stock option is subject to the Company’s standard four year vesting schedule; 25% of the shares subject to this award vested on 13-February-2007 and 6.25% shall vest quarterly thereafter. In the event Mr. Aviles is terminated by the Company without cause or Mr. Aviles resigns for good reason, then the vesting of the option will accelerate as though Mr. Aviles had completed one additional year of service with the Company; provided, however, that no more than an additional 25% of the unvested options at the time of such termination shall vest pursuant to this acceleration.

(4)	Mr. Kelly’s restricted stock award shares are subject to continuous service and 3 year vesting conditions; 20% of the shares subject to this award shall vest on 1-August-2007; an additional 20% of the shares subject to this award shall vest on 1-August-2008; and the remaining 60% of the shares subject to this award shall vest on 1-August-2009.

(5)	Based on a Fair Market value of $17.07 on 29-December-2006.

(6)	Mr. Kelly’s stock option is subject to the Company’s standard four year vesting schedule; 25% of the shares subject to this award shall vest on 1-August 2007 and 6.25% shall vest quarterly thereafter.

(7)	Mr. Warnock’s stock option was subject to the Company’s standard four year vesting schedule; 25% of the shares subject to this award were scheduled to vest on 13-February-2007 and 6.25% were to vest quarterly thereafter. On 31-December-2006, Mr. Warnock resigned from the Company; his outstanding and exercisable options expired on 31-March-2007.

(8)	Mr. Johnson’s 2001 inducement stock option grant was subject to the Company’s standard four year vesting schedule and became fully exercisable in January 2005.

(9)	Mr. Johnson’s 22-March-2002 stock option grant was subject to a one year, quarterly vesting schedule and became fully exercisable in March 2003.

(10)	Mr. Johnson’s 29-March-2002 stock option grant was subject to the Company’s standard four year vesting schedule and would have become fully exercisable in March 2006. On December 27, 2005, the Company accelerated the vesting of all outstanding stock options that had an exercise price greater than or equal to $20.00 per share.

(11)	Mr. Johnson’s 17-September-2002 stock option grant was subject to a four year quarterly vesting schedule and became fully exercisable in September 2006.

(12)	Mr. Johnson’s 24-February-2004 stock option grant was subject to a four year quarterly vesting schedule and would have become fully exercisable in September 2006. On December 27, 2005, the Company accelerated the vesting of all outstanding stock options that had an exercise price greater than or equal to $20.00 per share.

(13)	Mr. Johnson’s 10-September-2004 stock option grant is subject to a three year quarterly vesting schedule and will be fully exercisable on 10-September 2007.

(14)	Mr. Johnson’s 18-January-2005 stock option grant is subject to a three year annual vesting schedule and will be fully exercisable on 18-January 2008.

(15)	Ms. Wiley’s 7-October-2005 stock option is subject to the Company’s standard four year vesting schedule; 25% of the shares subject to this award vested on 30-September-2006 and 6.25% shall vest quarterly thereafter.

(16)	Mr. Brunnick’s 19-October-2001 stock option was subject to the Company’s standard four year vesting schedule and became fully vested in October 2005.

(17)	Mr. Brunnick’s 24-October-2001 stock option was subject to the Company’s standard four year vesting schedule and became fully vested in October 2005.

(18)	Mr. Brunnick’s 22-March-2002 stock option grant was subject to an one year, quarterly vesting schedule and became fully exercisable in March 2003.

(19)	Mr. Brunnick’s 3-September-2002 stock option grant was subject to a four year quarterly vesting schedule and became fully exercisable in September 2006.

(20)	Prior to being ratified as an officer of the Company, Mr. Brunnick participated in the Company’s 2004 option exchange program and exchanged 6 previously awarded stock options, the exercise price of which ranged between $22.00 and $534.17, for 6 new stock options that were scheduled to be granted on 28-September-2004 and which mirrored the remaining quarterly vesting schedule of the tendered options. All of Mr. Brunnick’s options granted pursuant to the 2004 option exchange program would be fully vested in February 2007.

(21)	Mr. Brunnick’s 8-October-2004 stock option grant is subject to a three year quarterly vesting schedule and will be fully exercisable on 10-September 2007.

(22)	Mr. Brunnick’s 8-October-2004 stock option grant is subject to the Company’s standard four year vesting schedule and will be fully exercisable on 7-June-2008.

(23)	Mr. Brunnick’s 18-January-2005 stock option grant is subject to a three year annual vesting schedule and will be fully exercisable on 18-January 2008.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Hogan, Thomas				43,103	(1)	$741,371.60
Former CEO
Hogan, Thomas	16,650	(2)	$11,271.51
Former CEO
Hogan, Thomas	65,625	(3)	$305,150.61
Former CEO
Sansbury, Charles				3,968	(4)	$56,147.20
Former CFO
Sansbury, Charles	6,666	(5)	$34,228.58
Former CFO
Sansbury, Charles	6,660	(6)	$31,533.77
Former CFO
Sansbury, Charles	35,000	(7)	$308,054.5
Former CFO
Johnson, Bryce				3,968	(8)	$56,147.20
SVP, General Counsel
Brunnick, Leo				3,968	(9)	$56,147.20
SVP, Products and Marketing

Footnotes:

(1)	Mr. Hogan’s 28-November-2003 restricted stock award vested on 1-February-2006. The value realized upon vesting is based on the Company’s Fair Market Closing Value of $17.20 on 1-February-2006.

(2)	Between August 1, 2006 and August 3, 2006, Mr. Hogan exercised 16,650 shares from his stock option granted on 4-February-2005. Same-day sale exercises were transacted at an average market disposition price of $12.93 per share and were done after Mr. Hogan had terminated service with the Company and in advance of the expiration date of the stock option pursuant to termination of service conditions.

(3)	On August 3, 2006 and August 4, 2006, Mr. Hogan exercised 65,625 shares from his stock option granted on 29-October-2002. Same-day sale exercises were transacted at an average market disposition price of $12.93 per share and were done after Mr. Hogan had terminated service with the Company and in advance of the expiration date of the stock option pursuant to termination of service conditions.

(4)	Mr. Sansbury’s 18-January-2005 restricted stock award vested on 15-May-2006. The value realized upon vesting is based on the Company’s Fair Market Closing Value of $14.15 on 15-May-2006. Pursuant to a 10b5-1 plan, Mr. Sansbury disposed of 3,968 shares at a market value of $14.11 per share on 18-May-2006.

(5)	In November 2006, Mr. Sansbury exercised 6,666 shares from his stock option granted on 10-September-2002. His same-day sale exercise was transacted at a market disposition price of $17.33 per share and was done after Mr. Sansbury had terminated service with the Company and in advance of the expiration date of the stock option pursuant to termination of service conditions.

(6)	In November 2006, Mr. Sansbury exercised 6,660 shares from his stock option granted on 18-January-2005. His same-day sale exercise was transacted at a market disposition price of $17.33 per share and was done after Mr. Sansbury had terminated service with the Company and in advance of the expiration date of the stock option pursuant to termination of service conditions.

(7)	During November and December 2006, Mr. Sansbury exercised 35,000 shares from his stock option granted on 17-September-2002. His same-day sale exercises were transacted at an average market disposition price of $16.98 per share and were done after Mr. Sansbury had terminated service with the Company and in advance of the expiration date of the stock option pursuant to termination of service conditions.

(8)	Mr. Johnson’s 18-January-2005 restricted stock award vested on 15-May-2006. The value realized upon vesting is based on the Company’s Fair Market Closing Value of $14.15 on 15-May-2006. Pursuant to a 10b5-1 plan, Mr. Johnson disposed of 3,968 shares at a market value of $14.11 per share on 18-May-2006.

(9)	Mr. Brunnick’s 18-January-2005 restricted stock award vested on 15-May-2006. The value realized upon vesting is based on the Company’s Fair Market Closing Value of $14.15 on 15-May-2006. Pursuant to a 10b5-1 plan, Mr. Brunnick disposed of 3,968 shares at a market value of $13.6052 per share on 1-June-2006.

2006 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Jan Lindelow	$100,000.00	$49,996.52	$60,631.47	—	—	—	$210,627.99
(Chairman of the Board)
Henry DeNero	$39,500.00	$49,118.38	$14,037.82	—	—	—	$102,656.20
Jeffrey Hawn	$58,000.00	$49,996.52	$18,810.68	—	—	—	$126,807.20
Joseph Grant	$43,000.00	$49,996.52	$17,671.68	—	—	—	$110,668.20
Kathleen Earley	$45,000.00	$49,996.52	$17,671.68	—	—	—	$112,668.20
Michael Lambert	$47,000.00	$49,996.52	$34,437.84	—	—	—	$131,434.36

Narrative Disclosure for the Directors’ Compensation Table

Directors who are employees of the Company do not receive any additional compensation for their services as directors. During fiscal 2006, non-employee directors of the Company received the following compensation:

•	an annual retainer of $25,000 for serving on the Board;

•	a fee of $2,000 for each Board meeting attended;

•	an annual retainer of $60,000 for service as the Chairman of the Board;

•	an annual retainer of $8,000 for service on the Audit Committee;

•	an annual retainer of $5,000 for service on the Compensation Committee; and

•	an annual retainer of $2,000 for service on the Nominating and Corporate Governance Committee.

•

In addition an annual retainer is paid to those serving as Chairman of the various committees as follows: $10,000 for service as Chairman of the Audit Committee, $5,000 for service as Chairman of the Compensation Committee and $2,500 for service as Chairman of the Nominating and Corporate Governance Committee.

Non-employee directors are eligible to participate in the 1999 Non-Employee Directors Option Plan and the 1999 Equity Incentive Plan. During fiscal 2005, non-employee directors were eligible to receive the following non-qualified stock options:

•	6,000 option shares on the date first elected or appointed to the Board (unless previously employed by the Company); and

•

Non-employee directors, who have served on the Board for at least six months, will receive non-qualified stock options to purchase shares worth $50,000 and a restricted stock award valued at $50,000 on the date of the annual stockholder’s meeting.

The exercise price for all non-employee director options is 100% of the fair market value of the shares on the grant date. The annual option grant to non-employee directors in fiscal 2005 of 4,237 shares of Common Stock was made on May 27, 2005 at an exercise price of $11.80 per share. Assuming continued service on the Board, all non-employee director options become exercisable in 100% of the option shares after one year from the date of grant.

New options granted to non-employee directors will become exercisable for 100% of the option shares after one year from the date of grant. Restricted stock awards to non-employee directors will fully vest after one year from the date of grant.

Directors of the Board may elect to receive their annual service retainers in the form of a non-qualified stock option. The number of stock option shares will be based on the total cash compensation due plus an additional 25% of the annual retainer, divided by the Fair Market Value of the Company’s common stock on the Grant Date of the applicable stock option.

SHARE OWNERSHIP OF CERTAIN BENFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 2, 2007 certain information known to the Company regarding the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, (ii) the directors, (iii) the chief executive officer, the chief financial officer and all other named executive officers of the Company for the year ended December 31, 2006, and (iv) the directors and executive as a group. Beneficial ownership has been determined in accordance with rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the shares are issuable pursuant to stock options that exercisable within sixty (60 days of April 2, 2007. In computing the percentage of ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. The percentage of beneficial ownership for the following table is based on the 28,716,758 shares of Common Stock outstanding as of April 2, 2007. Unless otherwise indicated, the address for each listed stockholder is: c/o Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have the sole voting and investment power with respect to all Shares of Common Stock.

		Shares Beneficially Owned as of April 2, 2007
Title of Class	Beneficial Owner	Number of Shares	Percentage of Ownership (Shares Outstanding as of 4/2/2007 = 28,716,758)
Common Stock	Wells Fargo & Company (1)	2,170,452	7.6%
Common Stock	Dimensional Fund Advisors LP (2)	2,507,414	8.7%
Common Stock	Jan H. Lindelow (3)	56,611	*
Common Stock	Michael A. Aviles (4)	193,750	*
Common Stock	Thomas Hogan (5)	0	*
Common Stock	T. Patrick Kelly (6)	33,050	*
Common Stock	Charles W. Sansbury (7)	0	*
Common Stock	Larry Warnock (8)	0	*
Common Stock	Bryce M. Johnson (9)	181,736	*
Common Stock	David Crean (10)	0	*
Common Stock	Gayle Wiley (11)	19,375	*
Common Stock	Leo Brunnick (12)	45,787	*
Common Stock	Henry DeNero (13)	17,612	*
Common Stock	Kathleen Earley (14)	22,586	*
Common Stock	Joseph M. Grant (15)	27,086	*
Common Stock	Jeffrey S. Hawn (16)	38,936	*
Common Stock	Michael D. Lambert (17)	59,588	*
	All current directors and executive officers as a group (13 persons) (18)	773,137	2.69%

*Less than 1% of the outstanding shares of Common Stock.

Footnotes:

(1)	As reported in a Schedule 13G filed on January 5, 2007. Wells Fargo & Company has the sole voting power for 2,132,832 shares, sole power to dispose of 2,086,590 shares, and shared power to dispose of or to direct the disposition of 31,400 shares. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(2)	As reported in a Schedule 13G/A filed on February 9, 2007. Dimensional Fund Advisors LP has the sole power to vote or to direct the vote as to 2,507,414 shares and the sole power to dispose of or to direct the disposition of 2,507,414 shares. The address for Dimensional Fund Advisor’s LP is 1299 Ocean Avenue, Santa Monica, CA 90401

(3)	Includes 36,168 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 20,443 shares.

(4)	Includes 93,750 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 100,000 shares.

(5)	Mr. Hogan’s service with the Company ended in May 2006 and all of his outstanding, unexercised options were canceled in August 2006.

(6)	Includes direct ownership of 33,050 shares. None of the options granted to Mr. Kelly are currently exercisable nor will be exercisable within 60 days of April 2, 2007.

(7)	Mr. Sansbury’s employment with the Company ended in September 2006 and all of his outstanding, unexercised options were canceled in December 2006.

(8)	Mr. Warnock's employment with the Company ended in December 2006 and all of his outstanding options have since been exercised or were cancelled in December 2006.

(9)	Includes 170,736 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 11,000 shares.

(10)	Mr. Crean’s employment with the Company ended in August 2006 and all of his outstanding options were cancelled in August 2006.

(11)	Includes 9,375 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 10,000 shares.

(12)	Includes 35,787 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 10,000 shares.

(13)	Includes 9,706 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 7,906 shares.

(14)	Includes 14,443 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 8,143 shares.

(15)	Includes 18,943 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 8,143 shares.

(16)	Includes 28,993 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 9,943 shares.

(17)	Includes 46,645 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007 and direct ownership of 12,943 shares.

(18)	Includes 504,859 shares subject to currently exercisable options or options exercisable within 60 days of April 2, 2007.

Continuing Executive Officers and Certain Biographical Information

Executive	Age	Positions Held with the Company
Michael A. Aviles	46	President, Chief Executive Officer and Director

Leo E. Brunnick	41	Senior Vice President, Products and Marketing

Bryce M. Johnson	48	Senior Vice President, Secretary and General Counsel

Conleth S. O’Connell	43	Chief Technology Officer

Pat Kelly	49	Senior Vice President, Chief Financial Officer

Gayle Wiley	40	Senior Vice President, Global Human Resources

Alex Shootman	41	Senior Vice President for Worldwide Sales and Services

Somesh Singh	51	Senior Vice President of Research and Development and Technical Operations

Michael A. Aviles was appointed President and Chief Executive Officer in February 2006. Prior to joining the Company, Mr. Aviles served as chairman, president and chief executive officer of Activant Solutions, Inc., a provider of software and information services to the automotive aftermarket, hardware and lumber industries, from July 2002 to October 2004, and as president and chief operating officer of Activant from June 1999 to July 2002. From 1996 to 1998, Aviles served as president and CEO of Foster Grant Group, a marketer and distributor of consumer eyewear. From 1990 to 1996 he held the roles of Vice President of Strategy Development, Vice President of Merchandising and Distribution, and Vice President, General Manager for Superstores, at FOOTACTION USA, an athletic specialty retailer. Aviles began his career as a Certified Public Accountant with KPMG Peat Marwick. Aviles received his Master of Business Administration from the Stanford University Graduate School of Business and has a Bachelor of Business Administration from Pace University.

Leo E. Brunnick is our Senior Vice President of Products and Marketing and was appointed to that position in January, 2007. Mr. Brunnick is responsible for the product marketing and management organizations as well as corporate communications and corporate marketing. Previously, Mr. Brunnick was Senior Vice President of Research and Development where he drove the Company’s worldwide software research and development efforts. Before joining Vignette in 1999, Mr. Brunnick worked at Andersen Consulting where he managed large-scale software development projects within the TeleComm practice. Previous to Anderson Consulting, he served as a Marine Corps officer. Mr. Brunnick received a Bachelor of Arts in general engineering from Harvard University, and a Master of Business Administration in finance from Georgia State University.

Bryce M. Johnson has served as our Senior Vice President, Secretary and General Counsel since December 2000 and is responsible for overseeing the Company’s legal matters, intellectual property, and governmental affairs. From March 1997 to November 2000, Mr. Johnson was the Chief Legal Counsel for Tivoli Systems Inc. and Associate General Counsel of IBM Corporation. From May 1984 to March 1997, Mr. Johnson held a variety of legal positions with IBM Corporation, including Counsel to IBM Europe in Paris, France. Mr. Johnson received his Bachelor of Arts degree with highest honors from Georgetown College and his Doctor of Jurisprudence from the University of Kentucky.

Conleth S. O'Connell has served as our Chief Technology Officer since July 2002. Prior to this, Mr. O’Connell served as our Chief Architect. Mr. O'Connell manages the technical direction for Vignette and is responsible for driving new product technology initiatives. Mr. O'Connell joined the Company as one of our first engineers and helped to develop Vignette's initial product offering. Mr. O'Connell holds a Masters Degree and Ph.D. in computer information systems from Ohio State University.

Pat Kelly joined Vignette as Chief Financial Officer in July 2006. Prior to joining Vignette Mr. Kelly was director of Global Facility Planning at Dell. From 1998 to 2004, Mr. Kelly served as CFO of Trilogy software. From 1995 to 1998, Mr. Kelly was CFO of the Sabre Group. Prior to his position at Sabre, Kelly served as Vice President of Financial Planning and Analysis at American Airlines. Mr. Kelly holds a master’s degree in Business Administration from Carnegie-Melon University and a bachelor’s degree in Computer Science from the University of Virginia’s engineering school.

Gayle Wiley was appointed Senior Vice President, Global Human Resources in September 2005. Before joining Vignette Corporation Ms. Wiley was the human resource executive for IBM’s software business in Europe, Middle East, and Africa. Prior to IBM Ms. Wiley was Vice President of Human Resources for Tivoli Systems Inc. that was acquired by IBM in 1996. Ms. Wiley’s early human resource career includes experience with Motorola, Inc. and Abbott Laboratories where she worked as a generalist and college recruiter. Ms Wiley earned a Master of Science in Education with a major in Guidance Counseling and a Bachelor of Science in Education from Henderson State University in Arkadelphia, Arkansas.

Alex Shootman joined Vignette in October 2006 as Senior Vice President of Worldwide Sales and Services. Prior to joining Vignette, Mr. Shootman served as executive Vice President of Worldwide Sales and Marketing at TeleTech and was responsible for all revenue generating and market facing activities at the global business process outsourcing (BPO) company. Prior to TeleTech, he held the position of Vice President of Sales and Services for the Americas region at BMC. At BMC, he was responsible for sales, pre-sales, professional services and customer support. Shootman began his career with IBM Corporation. Shootman holds a Bachelor of Business Administration from the University of Texas at Austin.

Somesh Singh joined Vignette in February 2007 as senior Vice President of Research and Development and Technical Operations. Prior to joining Vignette Mr, Singh held several senior executive positions at BMC software including Vice President and General Manager of Identity Management Business Unit and Vice President and General Manager of Worldwide Research and Development Operations and Cross Platform Technologies. Prior to joining BMC Mr. Singh was president and Chief Operating Officer and Director at iVita Corporation. Mr. Singh holds a Master of Business Administration degree from The Wharton

School of Business at the University of Pennsylvania, a Master of Science degree in Chemical Engineering from Columbia University in New York and a Bachelor of Science degree in Chemical Engineering from Banares Hindu University in India.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a charter which is available on the Company’s corporate website at www.vignette.com and can also be found as Appendix B to this proxy statement. You will find the charter of the Committee and the charters of all of our other Board committees under the Investor Relations heading on our website. You may also obtain a copy of the charter, free of charge, by contacting the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas, 78746. The Board has determined that each of the members of the Audit Committee qualifies as an "audit committee financial expert" as defined by the regulations of the Securities and Exchange Commission (SEC).

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principals generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the Statement on Auditing Standards No. 61 as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee held eight (8) meetings during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

Jeffrey S. Hawn

Kathleen Earley

Joseph M. Grant

Independence of Audit Committee Members

The Board of Directors believes that each of the members of the audit committee is an independent director as that term is defined by the NASDAQ listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934.

Audit Services

Subject to the ratification by the Stockholders, the Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) as independent auditors to audit the consolidated financial statements of the Company for fiscal year 2007.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the year ended December 31, 2006. The fees for fiscal year 2005 were paid to Ernst & Young LLP (“Ernst & Young”) for the audit of the Company’s annual financial statements for the year ended December 31, 2005.

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$682,300	$930,936
Audit-Related Fees (2)	23,200	16,000
Tax Fees (3)	—	411,203
All Other Fees (4)	—	1,500

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”, including those associated with acquisitions, employee benefit plans, and due diligence.

(3)	Tax Fees consist of fees billed for professional services rendered for the preparation of U.S. federal, state and foreign income tax returns and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. The Other Fees incurred in 2005 related to an online accounting research tool.

In making its recommendation to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending December 31, 2007, the Audit Committee has considered whether there were services other than audit and audit-related services provided by Grant Thornton. It has been determined that there were no services performed by Grant Thornton other than the audit and audit related services as noted above.

Representatives of the firm Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and non-audit services to be provided to the Company by the independent auditor and other accounting firms (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). Accordingly all fees listed above for audit and non-audit services were pre-approved by the Audit Committee of the Board. The Audit Committee also has the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors. In accordance with this policy, the Audit Committee has given its approval for the provision of audit services by Grant Thornton for fiscal 2007.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent public accountants for the fiscal year ending December 31, 2007. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Grant Thornton.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

This will be Grant Thornton’s second year for the firm as the Company’s independent public accountants. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2006 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders.

CODE OF ETHICS

In May 2003, the Company adopted a Code of Ethics for all employees and directors. In April 2004, the Company adopted a Code of Ethics for Financial Officers, which specifically applies to the Company’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of each of the codes of ethics is available on our website at www.vignette.com.

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within five business days following the date of such amendment or waiver.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2006, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO VIGNETTE CORPORATION, 1301 SOUTH MOPAC EXPRESSWAY, AUSTIN, TEXAS 78746, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2008 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than December 19, 2007 in order to be included. Such stockholder proposals should be addressed to Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746, Attn: Investor Relations.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bryce M. Johnson

Bryce M. Johnson
Secretary

Austin, Texas

April 16, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, VOTE TELEPHONICALLY OR VIA THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

PROXY

VIGNETTE CORPORATION

1301 South MoPac Expressway, Austin, Texas 78746

This Proxy is Solicited on Behalf of the Board of Directors of Vignette Corporation

for the Annual Meeting of Stockholders to be held on May 25, 2007.

The undersigned holder of Common Stock, par value $.01, of Vignette Corporation (the “Company”) hereby appoints Michael A. Aviles and Bryce M. Johnson, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 25, 2007 at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel at 701 Congress Avenue in Austin, Texas and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DlRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to Bryce M. Johnson, Senior Vice President, General Counsel and Corporate Secretary of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PROXY

1301 South MoPac Expressway Suite 100 - Attn: Investor Relations Austin, Texas 78746 AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxvyote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Vignette Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vignette Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

è	0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	VIGNT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIGNETTE CORPORATION

Vote On Directors				03	0000000000			322122759652

	1. To elect two directors of the Board of Directors to serve until the 2010 Annual Meeting of Stockholders or until their successor(s) has been dully elected and qualified:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:					☐	☐	☐
01) Michael A. Aviles 02) Michael D. Lambert

Vote On Proposal		For	Against	Abstain

	2. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MATERIALS ELECTION
	As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.	☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

			P47279					123,456,789,012 926734A99 2
Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date